UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 1, 2010

ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2010, EntreMed, Inc. (the “Company”) filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation ( the “Amendment”) with the Delaware Secretary of State to amend the Company’s Amended and Restated Certificate of Incorporation.  The Amendment, which was effective as of 8:00 a.m. EST, on July 1, 2010 (the “Effective Time”), affected a 1-for-11 reverse stock split of the Company’s common stock, $0.01 par value per share (“Common Stock”).

As a result of the reverse stock split, each eleven shares of the Common Stock that were issued and outstanding or held in treasury at the Effective Time were automatically combined into one share.  No fractional shares will be issued in connection with the reverse stock split. Stockholders who are entitled to fractional shares will receive a cash payment in lieu of receiving fractional shares equal to the fractional share interest multiplied by $0.40 (the per share closing price of the Company’s common stock as last reported on the Nasdaq Stock Market on June 30, 2010).

For the purpose of identifying the reverse stock split, the Company's trading symbol will be temporarily changed from “ENMD” to “ENMDD” for a period of twenty trading days beginning July 1, 2010.  The Company's trading symbol will revert to “ENMD” on July 30, 2010.   The Company’s new CUSIP number for its Common Stock is 29382F  202.

The Company’s transfer agent and exchange agent for purposes of the reverse stock split, American Stock Transfer & Trust Company, LLC, will send instructions to stockholders of record who hold stock certificates regarding the exchange of old stock certificates for new stock certificates.

The Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein.  The press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation

99.1	Press Release, dated June 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu

Cynthia W. Hu
Chief Operating Officer, General Counsel & Secretary

Date:  July 7, 2010

Exhibit Index

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation

99.1	Press Release, dated June 30, 2010